SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: THE REVOLUTION SERIES TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1 Normandy Circle

Glenmoore, PA 19343

Telephone Number (including area code): (610) 458 - 5556

Name and address of agent for service of process:

John H. Diederich

The Revolution Fund

1 Normandy Circle

Glenmoore, PA 19343

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the Town of Glenmoore, and the Commonwealth of Pennsylvania on the [    ]  day of June    , 2009.

                                  THE REVOLUTION TRUST

By:   /s/ John Diederich

Name: John Diederich

Attest:  /s/ Michael Barron

By:   Michael Barron